Exhibit 99.1

Future Healthcare of America Completes Share Exchange Transaction of Natur Holding

Amsterdam, The Netherlands - Future Healthcare of America (the “Company”) announced the consummation of its share exchange transaction with Natur Holding B.V., a Netherlands-based company (“Natur”) as of November 13, 2018.

Natur is Europe's first hi-tech health food and beverage company with a mission to revolutionize natural juice and snack consumption, allowing consumers to afford a better quality of life through natural and functional nutrition. With 100% natural/organic, non-GMO juices and snacks that contain no additives or preservatives, Natur focuses on the premium branded segment in which consumers are increasingly moving towards healthier alternatives, embracing the ‘snackification’ trend. Natur’s distribution channels include leading retailers, foodservice partners, online subscription models, and its own European flagship retail stores.

In an exchange of securities transaction, Natur became a wholly owned subsidiary of the Company. The former shareholders of Nature received the equivalent of 215,759,999 shares of the common stock of the Company, which was issued in part as shares of common stock and in part as voting, convertible shares of Series B Preferred Stock. The Series B Preferred Stock will convert on a one for one basis into common stock once the Company increases its authorized capital, which it plans to do promptly. The Natur shareholders will have a controlling position among the shareholders of the Company immediately after the exchange transaction. Also, to be allocated to Natur management under an equity award program will be an additional 16,240,000 shares of common stock.

In connection with the acquisition of Natur, the Company entered into several agreements with Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”). Alpha purchased 2,469.131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33,000 shares of common stock at the rate of $.030303. Alpha also purchased two warrants, one exercisable for 33,000,000 shares at $.060606 per share and one exercisable for 6,000,000 shares at $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the two warrants was $2,000,000 in cash and conversion of approximately $769,000 of principle debt and interest due Alpha from the Company under a prior loan agreement. Prior to the acquisition of Natur, Alpha also cancelled approximately $651,000 of principle debt and interest due from the Company. These transactions eliminated $1,420,000 of principle debt and interest of the Company and improved its balance sheet. Alpha has also agreed to reimburse up to $100,000 of the liabilities of the Company existing at the closing date.

About Natur Holding B.V.

Natur pioneers the most advanced and emerging hi-tech health methodologies developing and utilizing innovative technologies to ensure its juices remain stable and fresh with an extended shelf life which is longer than many competing products. This approach uniquely delivers value to all retailers and customers. Natur intends to remain on the forefront of new all-natural products, embracing personalized nutrition and envisions being the leader of the new integrated field of healthy personalized nutrition enhancing one’s quality of life by utilizing the powers of nature. Their slogan is: Naturalicious = natural & delicious.

About Future Healthcare of America

Future Healthcare of America, prior to the Natur transaction, provided home healthcare and healthcare staffing services.

Forward-Looking Statements

 All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties, some of which are described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K, which can be found on the SEC’s website at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.